Exhibit 99.1

Portfolio Recovery Associates, Inc. Files
Registration Statement for Public Offering of 1,700,000 Shares of Common Stock

Norfolk, VA — 11/02/04 — Portfolio Recovery Associates, Inc. (NASDAQ: PRAA) today announced that it has filed a registration statement with the Securities and Exchange Commission with respect to a proposed public offering of 1,700,000 shares of its common stock. All of the shares will be offered by certain non-management, non-employee selling stockholders, and none of the shares will be offered by the Company. All expenses related to the offering will be borne by the selling stockholders. In addition, the underwriters will have a 30-day option to purchase up to 255,000 additional shares of common stock from the selling stockholders solely to cover over-allotments, if any.

The offering is being lead-managed by William Blair & Company. Piper Jaffray and America’s Growth Capital are acting as co-managers.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

When available, a copy of the offering prospectus may be obtained from William Blair & Company at (800) 621-0687, Piper Jaffray at (800) 333-6000, or America’s Growth Capital at (617) 261-4145.

Portfolio Recovery Associates is a full-service provider of outsourced receivables management and related services. Portfolio Recovery Associates purchases, collects and manages portfolios of defaulted consumer receivables and provides collateral location services for credit originators. Defaulted consumer receivables are the unpaid obligations of individuals to credit originators, including banks, credit unions, consumer and auto finance companies, retail merchants and other providers of goods and services. The defaulted consumer receivables Portfolio Recovery Associates collects are generally either purchased from the sellers of defaulted consumer debt or are collected on behalf of debt owners on a contingent fee basis.